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                                                                   EXHIBIT 10.23


                     SEVERANCE AGREEMENT AND GENERAL RELEASE


               This Severance Agreement and General Release ("Release") is made and entered into by and between Sam Westover ("Employee"), for himself and his heirs, successors and assigns, and OrthAlliance, Inc. ("OrthAlliance") with reference to the following facts:

               Employee has been employed by OrthAlliance. Circumstances, which have been discussed with the employee, currently dictate that Employee and OrthAlliance end the employment relationship. The parties have a dispute relating to whether severance is payable to Employee pursuant to the terms of that certain Employment Agreement dated May 13, 1997 by and between the Employee and OrthAlliance. In order to resolve this dispute, OrthAlliance has decided to offer a severance package, contingent upon Employee's release of any and all claims, known or unknown, in favor of OrthAlliance, as described below.

               1. OrthAlliance agrees that Employee's employment shall be terminated, effective December 27, 2000. Employee hereby resigns as President, CEO and Director of OrthAlliance and its subsidiaries effective as of the execution hereof. Employee waives any notice requirements under the Employment Agreement, including without limitation any notice of termination of employment. Employee understands and agrees that Employee is not entitled to reinstatement to any position with OrthAlliance.

               2. OrthAlliance agrees to provide Employee, upon receipt of the signed Agreement, and the expiration of any revocation period set forth in Paragraph 6(c) below, the following compensation and benefits, provided Employee does not exercise any right to revocation contained herein: Employee shall receive payment in the gross amount of Five Hundred Ninety-Six Thousand Seven Hundred Fifty-Six Dollars ($596,756), less applicable statutory deductions and withholdings.

               3. In consideration of the above promises, Employee hereby agrees to the full compromise and release of any and all claims against OrthAlliance and any entity affiliated or related to OrthAlliance, whether known or unknown. It is expressly understood and agreed that no language in this agreement, including that which mentions the waiver of specific claims, is intended to limit this release in any way, and that it is Employee's understanding that no claim or potential claim against OrthAlliance shall survive Employee's execution of this release.

               4. Employee hereby releases and forever discharges OrthAlliance and all of its parents, divisions, subsidiaries, affiliates, related entities and their predecessors, successors, officers, shareholders, employees, agents and representatives from any and all claims, including tort claims, contract claims, wage claims, demands, liabilities, debts, accounts, obligations, damages, compensatory damages, punitive damages, liquidated damages, costs, expenses, actions and causes of action which Employee has or claims to have, either known or unknown, arising out of or in connection with Employee's employment relationship with OrthAlliance.

               5. As a part of this Release and not by way of limitation, Employee hereby expressly waives any and all claims which he has, either known or unknown, against OrthAlliance, all of its divisions, subsidiaries, affiliates, related entities and their predecessors, successors, officers, shareholders, employees, attorneys, agents and representatives, arising out of or in connection with any state or federal laws, ordinances, regulations, or orders based on any charges of discrimination for any reason, including any and all charges of discrimination under Title VII of the Civil Rights Act, in addition to any claims under any state employment, human rights, or civil rights laws.

               6. Release of Age Discrimination Claims. As a part of this Release, and without limiting the generality of the releases contained herein, Employee expressly agrees to the release of any rights or claims arising out of the Federal Age Discrimination in Employment Act ("ADEA," 29 U.S.C. Section 621, et seq,), and in connection with such waiver:


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                      a. Employee is hereby advised to consult with an attorney
prior to signing the Release.

                      b. Employee shall have a period of twenty-one (21) days from the date of receipt of the Release in which to consider the terms of the Release.

                      c. Employee may revoke this Release at any time during the first seven (7) days following Employee's execution of the Release. The terms of this agreement shall not be effective or enforceable until this seven (7) day period has expired.

               7. It is understood and agreed by Employee that all rights under California Civil Code Section 1542 are hereby expressly waived by Employee. Said Section provides as follows:

               "Section 1542. Certain claims not affected by general release. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

               8. It is expressly understood and agreed by Employee that this Release and all its terms shall be binding upon Employee's representatives, heirs, personal representatives, executors, administrators, and assigns.

               9. It is expressly agreed that Employee shall keep the terms of this Release confidential, and shall not disclose them to any other person, except as required by law.

               10. It is understood that Employee shall retain any indemnification rights that he is entitled to under the law or under OrthAlliance's Directors and Officers liability insurance policy with respect to third party claims arising from Employee's employment with the Company.

               11. It is understood and agreed by Employee that nothing contained in this Release shall be construed as an admission of wrongdoing by OrthAlliance.

               12. It is understood and agreed by Employee that he has returned all OrthAlliance property and affirms his obligation not to use, disclose or furnish to anyone any trade secrets or confidential information that Employee received during employment with the OrthAlliance, including but not limited to customer and supplier lists and information, systems, computer programs, plans, processes or proposals.

               13. This Release constitutes a single, integrated written contract expressing the entire agreement between the parties and can be modified or amended only in writing, acknowledged by both parties. Any attempt at oral or parol modification or amendment is of no force and effect.

               IN WITNESS WHEREOF, the undersigned has executed the Severance Agreement and General Release on the dates indicated below.



DATED:  November 29, 2000                  SAM WESTOVER

                                                     /s/ Sam Westover
                                           -------------------------------------
                                                       Sam Westover


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